Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

DUKE REALTY ANNOUNCES RESULTS OF TENDER OFFER FOR

3.875% SENIOR NOTES DUE 2022

(INDIANAPOLIS, June 29, 2020) – Duke Realty Corporation (NYSE: DRE), a leading industrial property REIT, announced today the closing of the previously announced cash tender offer (the “Tender Offer”) by Duke Realty Limited Partnership (the “Operating Partnership”), its operating partnership, to purchase any and all of the outstanding 3.875% Senior Notes due 2022 (the “Notes”) issued by the Operating Partnership. The Tender Offer expired at 5:00 p.m., New York City time, on June 26, 2020 (the “Expiration Time”). The complete terms and conditions of the Tender Offer were set forth in an Offer to Purchase, dated June 22, 2020 (the “Offer to Purchase”), and the related Notice of Guaranteed Delivery.

As of the Expiration Time, $216,260,000 aggregate principal amount of Notes had been validly tendered and not validly withdrawn. This amount excludes $1,050,000 aggregate principal amount of the Notes expected to be tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase. Notes tendered pursuant to the guaranteed delivery procedures must be provided no later than 5:00 p.m., New York City time, on June 30, 2020.

The Operating Partnership has accepted for payment all the Notes validly tendered and not validly withdrawn prior to the Expiration Time and, in accordance with the terms of the Offer to Purchase, has paid all holders of such Notes $1,065.00 per $1,000 principal amount of Notes tendered plus accrued and unpaid interest from the last interest payment date to, but not including, today, June 29, 2020 (the “Payment Date”). The Company intends to accept for payment all of the Notes that are tendered pursuant to the guaranteed delivery procedures. Payment for Notes validly tendered pursuant to the guaranteed delivery procedures is expected to be made on July 1, 2020, as described in the Offer to Purchase.

The Operating Partnership funded the purchase of the Notes with the net proceeds from its previously announced issuance and sale of $350 million aggregate principal amount of its 1.750% Senior Notes due 2030. Citigroup Global Markets Inc. and J.P. Morgan Securities LLC acted as dealer managers for the Tender Offer. D.F. King & Co., Inc. was the information agent and tender agent for the Tender Offer.

About Duke Realty Corporation

Duke Realty Corporation owns and operates approximately 156 million rentable square feet of industrial assets in 20 major U.S. logistics markets. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is included in the S&P 500 Index.

Duke Realty Announces Results of Tender Offer for 3.875% Senior Notes due 2022

June 29, 2020

Cautionary Notice Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the company’s future financial position or results, future dividends, and future performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” or similar expressions, although not all forward-looking statements may contain such words. Forward-looking statements are not guarantees of future events or performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements, including the aggregate principal amount of notes tendered through guaranteed delivery procedures. Many of these factors are beyond the company’s abilities to control or predict. Such factors include, but are not limited to, (i) general adverse economic and local real estate conditions; (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency, or a general downturn in their business; (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, if at all; (iv) the company’s ability to raise capital by selling its assets; (v) changes in governmental laws and regulations; (vi) the level and volatility of interest rates and foreign currency exchange rates; (vii) valuation of joint venture investments; (viii) valuation of marketable securities and other investments; (ix) valuation of real estate; (x) increases in operating costs; (xi) changes in the dividend policy for the company’s common stock; (xii) the reduction in the company’s income in the event of multiple lease terminations by tenants; (xiii) impairment charges, (xiv) the effects of geopolitical instability and risks such as terrorist attacks and trade wars; (xv) the effects of natural disasters, including the current pandemic caused by COVID-19, as well as floods, droughts, wind, tornados, and hurricanes; and (xvi) the effect of any damage to our reputation resulting from developments relating to any of items (i) – (xv). Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s filings with the Securities and Exchange Commission. The company refers you to the section entitled “Risk Factors” contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Duke Realty Announces Results of Tender Offer for 3.875% Senior Notes due 2022

June 29, 2020

Contact Information:

Investors:

Ron Hubbard

317.808.6060

Media:

Helen McCarthy

317.708.8010

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